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                                                                   Exhibit 23

                       CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Xerox Credit Corporation

We consent to incorporation by reference in the Registration Statement
(No. 333-29677) on Form S-3 of Xerox Credit Corporation of our report dated January 23, 1998, relating to the consolidated balance sheets of Xerox Credit Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholder's equity and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Xerox Credit Corporation.




                                                        KPMG PEAT MARWICK LLP

Stamford, Connecticut
March 23, 1998





































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